Exhibit 15.12

DeGolyer and MacNaughton

5001 Spring Valley Road

Suite 800 East

Dallas, Texas 75244

Consent of DeGolyer and MacNaughton

We consent to the reference to DeGolyer and MacNaughton in the form and context in which it appears in the Annual Report on Form 20-F of CNOOC Limited, for the year ended December 31, 2017, and the inclusion of our report dated January 23, 2018, concerning our opinion on the proved reserves as of December 31, 2017, herein for CNOOC Limited, to be filed with the Securities and Exchange Commission.

Very truly yours, /s/ DeGolyer and MacNaughton DeGOLYER and MacNAUGHTON Texas Registered Engineering Firm F-716

Dallas, Texas

April 9, 2018